                                                                    EXHIBIT 10.5

                        ADMINISTRATIVE SERVICES AGREEMENT

                             (AMENDED AND RESTATED)

THIS AGREEMENT is made as of the 1st day of July, 2006 among IPCRE, LIMITED, a company organized under the laws of Bermuda (the "Company"), IPC HOLDINGS, LTD., a company organized under the laws of Bermuda (the "Parent") which owns all the issued and outstanding shares of the Company, and AMERICAN INTERNATIONAL COMPANY, LIMITED, a company organized under the laws of Bermuda ("AICL").

                                   WITNESSETH

WHEREAS, the Company and the Parent (hereinafter collectively referred to as the "Companies") desire that AICL, or one or more of its affiliates, furnish the Companies with certain office space, equipment, administrative services and personnel, and AICL is willing to provide such equipment, space, administrative services and personnel, all subject to the terms and conditions hereinafter provided.

NOW, THEREFORE, it is agreed as follows:

     1.   SERVICES TO BE PROVIDED

     1.1 AICL shall furnish or cause to be furnished (in the same manner and reasonably of the same quality as such services and facilities are furnished to its affiliates) services and facilities to the Companies (which, to the extent not specified below to be subject to separate billing by AICL will be provided in Bermuda) required by the Companies in the ordinary course of the business of the Companies which are described and classified as follows:

          (a) office space in Bermuda not to exceed 7,508 usable square feet, which space may be owned by AICL or one of its affiliates or may be leased from others, and which shall include as a part thereof cleaning, elevator service, repair and engineering services, provided that the Companies shall have no right to use the said office space for any purpose other than as office space for their own respective business purposes and shall not licence, let or otherwise demise (or purport to) the said office space to any person, company or other entity ;

          (b) the information technology services set out in Part A of Schedule 1 hereto;

          (c)  payroll and pension administration services as described in
               Schedule 2 hereto (provided that pension plan portfolio management services will, to the extent required by either of the Companies, be separately contracted for by AICL and billed to the Companies);

          (d)  human resource services as described in Schedule 3 hereto;

          (e) making travel arrangements for overseas travel by employees of the Company for business purposes and making hotel bookings in each case, as required;

          (f) a purchasing department , provided that, to the extent that any supplies are purchased by AICL on behalf of either of the Companies, the cost of such supplies shall be billed to the Companies;

          (g) telephone services (provided that the cost of such services shall additionally be billed to the Companies);

          (h) printing, reproduction and document binding services (provided that the cost of such services shall additionally be billed to the Companies); and

          (i) a mail and communications department, including, but not limited to, messenger, mail handling and postage services (provided that the cost of such services shall additionally be billed to the Companies).

     Any other services or departments found to be necessary or desirable by either of the Companies should be provided by AICL only after separate negotiation and agreement by all parties hereto. The additional costs of any such other services or departments shall be allocated in an equitable manner to be agreed upon by the parties hereto.

     1.2 AICL hereby represents and warrants to the Companies that any software licensed or otherwise provided to the Companies hereunder by AICL shall not infringe upon the copyrights of any other person . With respect to any computer software provided to either of the Companies pursuant to Section 1.1 hereof ("AICL Computer Software"), each of the Companies acknowledges that it hereby accepts from AICL the non-exclusive, non-transferable, non-assignable right to use such AICL Computer Software solely and exclusively in connection with its insurance operations, all in accordance with the further terms and conditions of the Agreement. Any and all copyrights, of common law or statutory rights and powers, relating to any such AICL Computer Software (or any operating manuals relating thereto) shall be and remain at all times the sole and exclusive property of AICL, and the right of the Companies to use such AICL Computer Software shall be solely as a licensee of AICL pursuant hereto. Such AICL Computer Software may not be copied, duplicated or otherwise reproduced, in whole or in part, without the prior written consent of AICL, and nothing there from may be disclosed to any person other than those to whom such disclosure is authorized by AICL. Such AICL Computer Software shall be returned to AICL upon termination of this Agreement and, in any event, upon completion of the use for which they are hereby provided.

     1.2.1 The Companies hereby agree that they will establish, within eighteen
          (18) months from the effective date of this Agreement, their own IT environment and systems (including network, internet, email and disaster recovery) and that the costs associated therewith, including without limitation costs of or relating to (i) any hardware, including but not limited to servers and photocopiers, (ii) non-AICL technical support, (iii) software or other licenses that may be required, and
          (iv) internet access, data communication lines, telephone lines and maintenance contracts, will be for the account of the Companies. Notwithstanding the provisions of this Section 1.2.1, unless otherwise specified in this Agreement, the costs and expenses associated with the provision by AICL of the services set out in Part A of Schedule 1 hereto, shall be for the account of AICL until such time as the Companies establish their own IT environment as contemplated hereby at which time the costs and expenses relating to the services listed under the heading "Miscellaneous Services" shall be for the account of the Companies.

     1.3 With respect to any equipment, furniture or other furnishings or fixtures (collectively, "Equipment") provided to either of the Companies pursuant to Section 1.1 hereof, each of the Companies acknowledges that such Equipment is, and at all times during the term of this Agreement and thereafter shall remain, the property of AICL and neither of the Companies shall have any right, title of interest therein or thereto except as provided herein. Upon AICL's request, the Companies shall affix and keep in a prominent place on each item of Equipment labels, plates or other markings indicating that the Equipment is owned by AICL. The Companies shall not make any modifications, alterations, additions or improvements to the Equipment without AICL's prior written consent. All such additions and improvements shall belong to AICL. The Equipment shall remain personal property of AICL regardless of its affixation to any realty. The Companies shall keep the Equipment at the office space provided to the Companies by AICL pursuant to Section 1.1 hereof and, unless otherwise agreed to by AICL in writing, shall not remove any of the same there from without AICL's prior written consent. The Companies covenant and agree to (i) keep the Equipment in good repair (reasonable wear and tear excepted) and comply with all laws, ordinances, regulations or requirements of any governmental authority relating to its installation, possession, use or maintenances and (ii) keep the Equipment free and clear of all liens and encumbrances.

     2.   PAYMENT AND REIMBURSEMENT OF SERVICE FEES AND COSTS

     2.1 As remuneration for the services provided under this Agreement, the Companies shall (in addition to the reimbursement of any costs described in Section 1 hereof) pay to AICL an annual fee based upon the Company's Gross Written Premiums (as defined below) as follows: $2 million in the event the Company's annual Gross Written Premiums equal or are less than $200 million and 0.5% of any additional Gross Written Premiums of the Company in excess of $200 million. For purposes of this Agreement, "Gross Written Premiums" of the Company shall mean any direct insurance premiums arising from policies issued by the Company, together with any insurance premiums (less return premiums) arising from policies issued to reinsure another insurance company which is affording the related primary coverage, all computed in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods in question. If this Agreement is terminated in accordance with the provisions of Section 3.3, notwithstanding the other provisions of this Section 2, the Companies shall (in addition to the reimbursement of any costs described in Section 1 hereof) pay to AICL in the year in which the termination occurs a fee calculated in accordance with this Section 2.1 above.

     2.2 Within thirty (30) days after the end of each calendar quarter, AICL shall deliver an invoice to the Companies showing fees to be paid by the Companies for all the services and functions to be provided by AICL during the then current calendar quarter. Such fees shall be calculated based upon annual Gross Written Premiums of the Company achieved during the previous calendar quarter (and with respect to the Company's first quarter, based upon AICL's reasonable estimate of the annual Gross Written Premiums of the Company for such first such calendar quarter). The Companies shall pay the amount of any such invoice promptly upon receipt thereof. At the end of each calendar year, AICL and the Companies shall, based upon the audited annual financial statements of the Company for such prior calendar year, reconcile any fee overpayment/underpayment, which may have occurred during such prior calendar year.

     2.3 In addition to quarterly invoices for fees, AICL shall separately invoice the Companies for any costs permitted to be billed separately pursuant to Section 1.1 hereof. The Companies shall pay the amount of or otherwise reimburse AICL for any such costs promptly upon receipt of any such invoice therefore and promptly thereafter, the appropriate party or parties shall make corresponding payments to the other party or parties in accordance with such reconciliation.

     3.   TERM AND TERMINATION OF AGREEMENT

     3.1 The term of this Agreement ("Term") shall commence on July 1, 2006 and shall continue in force until June 30, 2009. Thereafter, the Term shall continue in force for successive three-year periods unless prior written notice to terminate shall have been delivered by or to AICL at least 180 days prior to the expiration date of the then current three-year period of the Term, which termination shall be effective as of the last day of such period of the Term in which such notice was provided.

     3.2 Upon termination, neither of the parties shall have any obligation to the other except for the parties' obligations under clauses 1.2, 1.3, 2, 5, 6, 8, 9 and 10 hereof and, subject to clause 5 hereof, the obligation of AICL to return to the Companies (as promptly as practicable in such forms as they may then exist) any records prepared by AICL on behalf of the Companies, together with a full account of all fees and reimbursable costs then due and payable up to such date.

     3.3 Notwithstanding any other provision hereof, if a Termination Event (as such term is defined below) occurs, either of the Companies jointly or AICL shall have the right to terminate this Agreement upon not less than 180 days notice in writing to the others. For the avoidance of doubt the provisions of Section 3.2 shall apply in the event of termination of the Agreement pursuant to this Section 3.3. For the purposes hereof "Termination Event" shall mean, (i) the acquisition by an unrelated company of either of the Companies, (ii) the acquisition of an unrelated company by either of the Companies, (iii) the amalgamation of either of the Companies with an unrelated company,
          (iv) the sale of all or substantially all of the assets of either of the Companies, (v) the Company ceasing to have any in force policies; or (vi) the Company being placed into liquidation or any equivalent proceedings commencing.

     4.   RIGHT OF THE COMPANIES TO INSPECT RECORDS

          AICL shall keep true and complete books and records of all the services and facilities furnished under and pursuant to this Agreement.

          AICL shall, to the extent practicable, maintain all Books and Records with regard to the Companies' business separately from the records of its other businesses, provided that AICL may use identical computer and other systems so long as information with regard to the Companies is maintained in an identifiable manner. The Companies shall have the right at all times during AICL's business hours, and at its own expense, to inspect the Books and Records of AICL (or any entity employed by AICL for any such purpose) relating to the services provided hereunder. The term "Books and Records" shall mean all materials, books and records and data in whatever form or medium (i) furnished by the Companies to AICL in connection with the performance by AICL of its obligations under this Agreement; (ii) generated by AICL in connection with the performance by AICL of its obligations under this Agreement; or (iii) that in any way pertain to the performance of the obligations of AICL under this Agreement, including books of account and contracts entered into by either of the Companies and all correspondence related thereto and any and all materials, books and records and data relating to Companies' business.

     5.   OWNERSHIP OF RECORDS

          All Books and Records kept by AICL in connection with the Companies' business managed by AICL shall be and remain the sole property of the Companies, including all databases maintained by AICL relating to the Companies' accounting or other records and whether or not such data is maintained on information systems owned by AICL or the Companies or neither.

          The Companies and/or AICL, as the case may be, shall maintain such Books and Records for a period of seven (7) years or for the period as may be required under the Companies' respective records retention policies if longer or for such longer period of time as may be required by law or any applicable court order and AICL shall have reasonable access to and the right to inspect and copy at its own expense, such Books and Records during such period.

          Notwithstanding any other provision of this Section 5 or this Agreement generally, AICL shall have the right to retain, at its own expense, a copy of any Books and Records and the original backup tapes which contain information relating to both the business and operations of AICL and its affiliates on the one hand and the Companies on the other hand, provided that AICL shall retain such backup tapes for a period of seven (7) years or for the period as may be required under its record retention policies if longer or for such longer period of time as may be required by law or any applicable court order and further provided that during such period the Companies, at their own expense, shall have reasonable access to and the right to inspect and make a copy of such backup tapes to the extent they relate to the business and operations of either of the Companies or to respond to any tax matters, claims, lawsuits, legal proceedings, investigations or audit matters.

     6.   CONFIDENTIALITY

     6.1 AICL hereby acknowledges that, as a result of its performance of services for the Companies under this Agreement, AICL shall come into possession or become familiar with confidential information of the Companies, such as (a) information relating to the business, finances, methods of operation, business plans, marketing strategies and other information relating to the Parent, the Company and its customers and
          (b) other trade secrets and proprietary information of the Companies (hereinafter collectively referred to as "Confidential Information").

     6.2 During the Term and at all times thereafter, AICL shall, and shall cause each of its directors, officers, employees and agents to, keep confidential (to the extent required hereby) all Confidential Information which any of them may obtain and not to use such Confidential Information for any purpose other than in the course of the performance of this Agreement.

     6.3 The obligation of confidentiality set forth in this clause 6 shall not apply to any Confidential Information (a) which is in the public domain through no fault of AICL or and of its directors, officers, employees or agents; (b) the disclosure of which is compelled by applicable laws, rules or regulations or by any court order; (c) which is disclosed with the prior approval of the Companies; (d) the disclosure of which to any director, officer, employee or agent of AICL is necessary to protect the rights of the Companies with respect to their Confidential Information; (e) lawfully obtained by AICL, other than in its capacity as the provider of services to the Companies under this Agreement, from sources not bound by any obligation to keep such Confidential Information confidential; or (f) the disclosure of which to any of AICL's directors, officers, officers, employees or agents is necessary to carry out the purposes of this Agreement. In addition, notwithstanding anything to the contrary provided in this Agreement, the restrictions upon use and disclosure of information under this Section 6 shall not apply to any information developed by, and/or provided to the Companies or AICL by, American International Group, Inc. (to the extent that American International Group, Inc. is not subject to any confidentiality obligation to the Companies with respect thereto) or any of its affiliates (to the same extent) other than information generated by AICL in connection with the performance by AICL of its obligations under this Agreement.

     7.   REVIEW OF SCOPE OF SERVICES

          The scope of, and the manner in which, AICL provides facilities and services to the Companies shall be reviewed annually by AICL and the Companies.

     8.   INDEMNIFICATION BY THE COMPANIES

     8.1 The Companies hereby, jointly and severally, indemnify and hold AICL and each of its directors, officers, servants, agents and employees, harmless from and agree to defend each of them (collectively, "Indemnitees") from and against all and any manner of liabilities, suits, claims, damages and expenses (other than those arising out of the gross negligence or willful misconduct of any such Indemnitees in the performance of any of AICL's obligations hereunder) arising out of or in connection with this Agreement or the good faith performance by AICL of its obligations hereunder.

     8.2 In addition to their respective obligations to indemnify the Indemnities as described above, the Companies shall obtain, maintain and keep the Equipment insured against all risks of liability or damage from every cause whatsoever in an amount not less than the full replacement value of the Equipment (less commercially reasonable deductibles). The Companies shall also obtain and maintain for the duration of the Term comprehensive liability insurance for bodily injury, including death, and property damage resulting from maintenance, use or operation of the Equipment or otherwise from the operation of the Companies at the Premises in such amounts, in such form and with such insurers as shall be reasonably satisfactory to AICL. AICL shall be the sole loss payee with respect to insurance for damage to or loss of the Equipment and AICL shall be an additional named insured on the comprehensive liability insurance. The Companies shall deliver to AICL a certificate of insurance with respect thereto. Said insurance shall provide that it cannot be amended or cancelled without the insurer first giving AICL, not less than sixty (60) days prior written notice thereof.

     9.   ARBITRATION

          Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to a panel of three arbitrators. Each party shall appoint an arbitrator and the two arbitrators so appointed will appoint a third arbitrator who shall act as the umpire of the panel. Each such arbitrator shall be an executive of a Bermuda insurance or reinsurance company but shall not be associated with any of the parties to this Agreement. Any arbitration hereunder shall take place in Bermuda, shall be deemed an international commercial arbitration and shall be conducted in accordance with the UNCITRAL Arbitration Rules and The Bermuda International Conciliation and Arbitration Act 1993. The decision of a majority of the arbitrators shall be final and not subject to appeal, and judgment upon the award or determination rendered by the arbitrators may be entered in any court of competent jurisdiction.

     10.  NOTICES

           All communications provided for hereunder shall be in writing, and if to the Companies, mailed or delivered to each of the Companies at American International Building, 29 Richmond Road, Pembroke, Bermuda HM 08, Attention: President, or if to AICL, mailed or delivered to AICL at its office at American International Building, 29 Richmond Road, Pembroke, Bermuda HM 08, Attention: President, or addressed to either party may hereafter designate by written notice to the other party.

     11.  ENTIRE AGREEMENT; AMENDMENT

          This Agreement constitutes the entire agreement between the parties with respect to the provision of administrative services to the Companies by AICL and supersedes and extinguishes any warranty, representation or arrangement previously given or made with respect thereto, other than those expressly set out herein. The express terms hereof supersede any course of performance or usage of the trade. This Agreement may not be amended except in writing signed by each of the parties hereto.

     12.  NO WAIVER

          Neither the failure nor the delay on the part of any party in exercising any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     13.  SUCCESSORS AND ASSIGNS

          The provisions of the Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties' hereto and their respective successors and assigns. Except to the extent expressly provided for in this Agreement, AICL shall not have the right to assign any of its rights, powers and obligations under this Agreement without prior written consent of the Companies; provided, however, that nothing contained herein or elsewhere in this Agreement shall preclude AICL from assigning any or all of its right, powers and obligations under this Agreement to any wholly-owned subsidiary of American International Group, Inc.

     14.  GOVERNING LAW; SUBMISSION TO JURISDICTION

          This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without reference to the principles of conflicts of law thereof. If any suit is instituted by any of the parties to enforce any of the terms or conditions of this Agreement, each of the parties hereby submits to the exclusive jurisdiction of and venue in the courts of Bermuda.

     15.  COUNTERPARTS

          This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument, and such counterparts together shall constitute one and the same instrument.

     16.  HEADINGS

          The section headings contained herein are for convenience only and shall not alter or limit or define the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Pembroke, Bermuda, on the date first written above.

                                        IPCRE, LIMITED


                                        By: /s/ James P. Bryce
                                            ------------------------------------


                                        IPC HOLDINGS, LTD.


                                        By: /s/ James P. Bryce
                                            ------------------------------------


                                        AMERICAN INTERNATIONAL COMPANY, LIMITED


                                        By: /s/ S. George Cubbon
                                            ------------------------------------

                                   SCHEDULE 1

                                   IT SERVICES

                                     PART A

NETWORK ADMINISTRATION & PERFORMANCE MANAGEMENT

     -    Maintain / troubleshoot network infrastructure

     -    LAN / WAN / MAN connections (except firewall)

     -    Add /remove workstations and servers to domain

     -    Lock down servers in accordance with AIG Standards

INSTALLATION & MANAGEMENT OF WINDOWS AND AS400 ENVIRONMENT

     -    Hardware setup / build of servers and desktops

     - Installation of Operating System (IPC to supply non-standard software licenses, where appropriate)

     -    Troubleshooting operating system issues

     -    Deployment of security patches and updates

     -    Management of virus software on Windows servers

     -    Backup and recovery of data

     - Share knowledge from AIG Security directives on changes / enhancements to operating environments

NETWORK SECURITY

     -    Set up user id's

     -    Reset passwords

     -    Auditing functions

     -    Enforcement of AIG security policies (while on AIG network)

     -    Monitoring for network viruses

APPLICATION MANAGEMENT

     - Installation of new applications residing on / sharing the AICO domain and network resources

     -    Application review to ensure AIG security compliance

     -    Change Management Process

     - Provide primary support services for AICL standard desktop applications

     -    Genius support

     -    SUN Accounts support

     -    Cognos warehouse products support

     -    Application security for supported applications

HELPDESK SUPPORT

     -    Problem tracking & resolution during standard business hours

     -    Printer & copier maintenance

     -    Other miscellaneous services as provided to AICL

HARDWARE PROCUREMENT

     - Facilitate the purchase of desktops, laptops, printers, photocopiers, etc.

     -    Configuration/setup/installation of desktops, laptops, printers, etc.

     -    Inventory tracking

HARDWARE MAINTENANCE

     - Management of maintenance contracts with local/overseas vendors - as appropriate

     -    Vendor relationship management

BUSINESS CONTINUITY PLANNING

     -    Assist with IPC business continuity and disaster recovery plans

MISCELLANEOUS SERVICES

     -    Email

     -    Remote Access

     -    Blackberry server and mail delivery

     -    Easy link fax services

     -    Firewall Protection

                                     PART B

SECTION 1.1 IT EQUIPMENT AND SERVICES TO BE EXCLUDED

APPLICATION EXCLUSIONS

     -    Qknow

     -    CAT Trader

     -    Any other application not regarded as standard within AICO

HARDWARE EXCLUSIONS

     -    Blackberry

     -    Wireless keyboards

     -    Label printers

     -    Photocopiers

     -    Cellular phones

     - Laptops (provided that if an employee of the Companies responsibilities require a laptop and not a desktop, the laptop will be for the account of AICL)

     -    Other miscellaneous non-standard hardware

PC MANAGEMENT EXCLUSIONS

(not part of standard image)

     -    Visio

     -    Microsoft project

     -    Adobe Acrobat

For the avoidance of doubt all expenditures made by AICL or its affiliates in connection with the matters set out in this Part B of Schedule 1 shall be for the account of the Companies.

                                   SCHEDULE 2

                                PAYROLL SERVICES

1. Processing of payments to employees of the Company of salaries, bonuses, Cost of Living Allowance ("COLA"), housing allowances and other compensation as may be agreed between the Company and AICO from time to time and such employee reimbursements that are included in an employee's contract or terms of employment (provided that the processing of any equity based compensation is hereby specifically excluded).

2. Calculating the applicable deductions from employee salaries and other compensation in respect of the Company's payroll tax, social insurance deductions, medical, dental, life, accidental death and dismemberment and long-term disability insurance plans and any other deductions that may agreed upon or required by law. In addition, deductions will be administered in compliance with the plan rules for the Company's statutory Bermuda pension or other applicable pension plans.

3. Preparing the applicable government filing documents required in connection with the payment of payroll taxes or any applicable regulation fee or compensation filings, provided that the Company shall in fact submit the filings and make such payments.

4. Preparing Company's monthly payroll advices and annual compensation statements for employees, which statements shall include details of gross compensation, applicable deductions and net compensation (provided that such statements will contain no information relating to equity based compensation) for further distribution by Company to employees. Furthermore, an electronic version of the same shall be provided to Company.

                                   SCHEDULE 3

                             HUMAN RESOURCE SERVICES

RECRUITMENT

Prepare ads

Coordinate running of advertisements

Receive applications

Schedule interviews

Prepare offer packages

Set up & maintenance of employee data

Employment, Criminal and Credit Reference Checks

IMMIGRATION

Temporary permits

Initial applications

Renewals

Good Corporate citizen

Landed without documents  letters

Landing permits

TRAINING

Coordinate staff training - internal/external

Reimbursement of educational training

Process educational awards

BENEFITS

Enrolment process for Medical, Life Insurance, AD&D & LTD, and Pension benefits along with Transact benefits

Administration for the above process

Handling of any queries regarding the above

Orientation

Summer student recruitment

MISC

Disciplinary process

Compliance with government regulations

Assist with maintenance of calling tree

Maintenance of employee handbook

Manage the Probationary Period process

                      SIGNATURE PAGE TO IPC HOLDINGS, LTD.
                                CREDIT AGREEMENT